Exhibit 4.06
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
As of January 31, 2020, Cloudera, Inc. (the “Company,” “we” or “our”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934: our common stock.
Description of Capital Stock
The following summary of the terms of our capital stock is based upon our restated certificate of incorporation and our amended and restated bylaws. The summary is not complete, and is qualified by reference to our restated certificate of incorporation and our amended and restated bylaws, which are filed as exhibits to this Annual Report on Form 10-K and are incorporated by reference herein. We encourage you to read our restated certificate of incorporation, our amended and restated bylaws and the applicable provisions of the Delaware General Corporation Law for additional information.

General
Our authorized capital stock consists of 1,200,000,000 shares of common stock, $0.00005 par value per share, and 20,000,000 shares of undesignated preferred stock, $0.00005 par value per share. The following description summarizes the most important terms of our capital stock.
Common Stock
Dividend Rights
Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available at the times and in the amounts that our board of directors may determine.
Voting Rights
Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in our restated certificate of incorporation, which means that the holders of a majority of our shares of common stock can elect all of the directors then standing for election.
We have entered into a voting and standstill agreement with Intel Corporation (“Intel”) which became effective upon completion of our initial public offering, pursuant to which Intel has agreed to certain restrictions on its voting power. These restrictions include a limitation of Intel’s independent voting rights to 20% of the aggregate voting rights of the aggregate outstanding voting capital stock of the Company. In addition, Intel and its affiliates are required to cast their collective voting power in excess of the 20% limitation “for” or “against” the matter being voted upon, including matters that require the vote of any separate series or class vote, in the same ratio and in the same proportion as the Company’s other stockholders, other than Intel and its affiliates, collectively voted “for” or “against” such matter. Pursuant to the voting and standstill agreement, Intel executed an irrevocable voting proxy to us with respect to the Excess Voting Power (as defined in the voting and standstill agreement), which became effective upon the completion of our initial public offering. Further, if Intel and its affiliates collectively hold 66% or more of the voting power with respect any matter requiring a separate series or class vote under Section 242 of Delaware General Corporation Law, under restated certificate of incorporation or otherwise, then Intel and its affiliates will be required to vote for or against such matter as recommended by our board of directors. Intel’s proxy also gives us the power to effectuate this provision.

We have entered into a voting and standstill agreement with Icahn Group, pursuant to which Icahn Group has agreed to, among other things, vote all shares of our common stock beneficially owned by the Icahn Group in favor of the Company’s director nominees at our 2020 annual meeting of stockholders. The Icahn Group also agreed to certain customary standstill provisions, effective as of August 12, 2019 through the later of (x) the date that is thirty (30) calendar days prior to the deadline for the submission of stockholder nominations for the Company’s 2021 annual meeting of stockholders and (y) the date thirty (30) calendar days following the date that neither of the current Icahn-affiliated director is on our board of directors and the Icahn Group has no right to designate a replacement director (including if the Icahn Group has irrevocably waived such right in writing) (the “Standstill Period”), prohibiting it from, among other things: (i) acquiring beneficial ownership of more than twenty percent (20%) of the Company’s outstanding common stock, (ii) soliciting or granting proxies or consents with respect to securities of the Company, (iii) entering into a voting agreement or forming, joining or participating in a “group” with other stockholders of the Company, other than certain affiliates of the Icahn Group, (iv) seeking or submitting or encouraging any person to submit nominees in furtherance of a contested solicitation for the appointment, election or removal of directors, (v) seeking, effecting or participating in any tender offer, exchange offer, merger, acquisition or business combination of the Company or a material amount of its assets or securities, or any restructuring of the Company or (vi) submitting any proposal for consideration by stockholders of the Company at any annual or special meeting of stockholders or through any written consent. During the Standstill Period, unless otherwise agreed between the Company and the Icahn Group, the size of our board of directors will not exceed eleven (11) directors.
No Preemptive or Similar Rights
Our common stock is not entitled to preemptive rights and is not subject to conversion or redemption.
Right to Receive Liquidation Distributions
Upon our liquidation, dissolution or winding‑up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding shares of preferred stock and payment of other claims of creditors.
Preferred Stock
Our board of directors is authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without further action by our stockholders. Our board of directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, unless approved by the affirmative vote of the holders of a majority of our capital stock entitled to vote, or such other vote as may be required by the certificate of designation establishing the series. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control and might adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock. We have no current plan to issue any shares of preferred stock.
Registration Rights
Some of our stockholders have certain demand registration rights and piggyback and other registration rights with respect to shares of our comment stock held by them, as described from time to time in our registration statements and/or periodic reports filed with the Securities and Exchange Commission.

Defensive Measures
Certain provisions of Delaware law, our restated certificate of incorporation and our amended and restated bylaws may have the effect of delaying, deferring or discouraging another person from acquiring control of our Company. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and encourage persons seeking to acquire control of our Company to first negotiate with our board of directors.
Section 203 of the Delaware General Corporation Law
We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans in some instances, but not the outstanding voting stock owned by the interested stockholder; or

•	at or after the time the stockholder became interested, the business combination was approved by our board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two‑thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, lease, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance of transfer by the corporation of any stock of the corporation to the interested stockholder;

•	subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.
Restated Certificate of Incorporation and Amended and Restated Bylaw Provisions
Our restated certificate of incorporation and our amended and restated bylaws include a number of provisions that may have the effect of deterring hostile takeovers, or delaying or preventing changes in control of our management team or changes in our board of directors or our governance or policy, including the following:

•Board of Directors Vacancies. Our amended and restated bylaws and restated certificate of incorporation authorize generally only our board of directors to fill vacant directorships resulting from any cause or created by the expansion of our board of directors. In addition, the number of directors constituting our board of directors may be set only by resolution adopted by a majority vote of our entire board of directors. These provisions prevent a stockholder from increasing the size of our board of directors and gaining control of our board of directors by filling the resulting vacancies with its own nominees.

•Classified Board. Our restated certificate of incorporation and amended and restated bylaws provide that our board is classified into three classes of directors. The existence of a classified board could delay a successful tender offeror from obtaining majority control of our board of directors, and the prospect of that delay might deter a potential offeror.

•Stockholder Action. Our restated certificate of incorporation provides that our stockholders may not take action by written consent, but may only take action at annual or special meetings of our stockholders. Stockholders will not be permitted to cumulate their votes for the election of directors. Our amended and restated bylaws further provide that special meetings of our stockholders may be called only by a majority of our entire board of directors. Our amended and restated bylaws limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.

•Holding Requirements for Stockholder Proposals and Director Nominations. Our amended and restated bylaws require continuous, beneficial ownership of 1% of our common stock for one year for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our amended and restated bylaws also require that specified information be provided regarding any nominee(s), as well as the proponent, and requires the nominee(s) to agree to be bound by our corporate governance and compliance policies and guidelines, including our insider trading, confidentiality and other policies. These provisions may delay or preclude our stockholders from bringing matters before our annual meeting of stockholders and from making nominations for directors at our annual meeting of stockholders.

•Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our amended and restated bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our amended and restated bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

•Amendment to Certificate of Incorporation and Bylaws. Certain amendments to our certificate of incorporation require approval by the holders of at least two-thirds of our outstanding common stock. An amendment to our bylaws requires the approval of a majority of our entire board of directors or approval by the holders of at least two-thirds of our outstanding common stock.

•Issuance of Undesignated Preferred Stock. Our board of directors has the authority, without further action by the stockholders, to issue up to 20,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by the board of directors. The existence of authorized but unissued shares of preferred stock enables our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.
Choice of Forum
Our restated certificate of incorporation provides that the Court of Chancery of the State of Delaware, to the fullest extent permitted by law, is the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our restated certificate of incorporation or our amended and restated bylaws; any action to interpret, apply, enforce or determine the validity of our restated certificate of incorporation or our amended and restated bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. Similarly, our amended and restated bylaws provide that the U.S. federal district courts are the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Although our amended and restated bylaws contain the choice of federal forum provision described above, it is possible that a court could find that such provisions are inapplicable for a particular claim or action or that such provisions are unenforceable.
Stock Exchange Listing
Our common stock is listed on the New York Stock Exchange under the symbol “CLDR.”
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. The transfer agent’s address is 6201 15th Avenue, Brooklyn, NY 11219, and its telephone number is (800) 937-5449.